Exhibit 10.23

PHYSICIANS FORMULA HOLDINGS, INC.
AMENDED AND RESTATED
2005 NONQUALIFIED DEFERRED COMPENSATION PLAN

Section 1

Definitions

1.1 “Board of Directors” and “Board” mean the board of directors of the Company.

1.2 “Cause” means the occurrence of one or more of the following events:

(a) Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary;

(b) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

(c) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

(d) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

1.3 “Change in Control” means:

(a) If any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(b) Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(c) A sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a Code Section shall also include reference to any Treasury regulations promulgated thereunder.

1.5 “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board.

1.6 “Company” means Physicians Formula Holdings, Inc., a Delaware corporation.

1.7 “Compensation” means total taxable salary, bonuses and commissions paid to a Participant by the Employer (determined without regard to any amounts in the Participant’s Deferred Compensation Account).

1.8 “Deferred Compensation Account” means the book-keeping account maintained under the Plan in the Participant’s name to reflect amounts deferred under the Plan pursuant toSection 3 (as adjusted under Section 4).

1.9 “Deferral Election” means a written notice filed by the Participant with the Employer specifying the Compensation to be deferred by the Participant.

1.10 “Disabled” means, with respect to a Participant, any medically determinable physical or mental impairment (a) that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and (b) that causes the Participant (i) to be unable to engage in any substantial gainful activity or (ii) to be eligible to receive income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company that covers the Participant.  Whether a Participant is Disabled shall be determined by the Committee, and in making such determination, the Committee may rely on the opinion of a physician (or physicians) selected by the Committee for such purpose; provided that in such event the Participant is also “disabled” as defined in Code Section 409A.

1.11 “Distribution Date” means the date a Participant first becomes entitled to receive payment of the Participant’s Deferred Compensation Account pursuant to Subsection 5.1.

1.12 “Effective Date” means January 1, 2005.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14 “Employee” means an employee of an Employer who meets the eligibility criteria set forth in Subsection 3.1 of the Plan and who is a member of a select group of management or highly compensated employees as defined under ERISA or the regulations thereunder.

1.15 “Employer” means, individually, the Company and each Subsidiary of the Company that adopts the Plan in accordance with Subsection 7.1. The Company and any Subsidiaries that adopt the Plan are sometimes collectively referred to herein as the “Employers.”

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a section of ERISA includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

1.17 “Exempt Person” means (i) Summit Master Company, LLC, Summit Partners, LLC, Summit Partners, L.P. or any of their affiliates, (ii) any person, entity or group under the control of any party included in clause (i), or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

1.18 “Participant” means an Employee who meets the eligibility criteria set forth in Subsection 3.1 and who has made a Deferral Election in accordance with the terms of the Plan.

1.19 “Plan” means this 2005 Nonqualified Deferred Compensation Plan, as amended effective August 30, 2006, and as amended and restated effective December 30, 2008.

1.20 “Plan Year” means the calendar year.

1.21 “Unforeseeable Financial Emergency” means a severe financial hardship of the Participant resulting from:

(a) A sudden and unexpected illness or accident of the Participant or of a dependent of the Participant;

(b) Loss of the Participant’s principal residence due to casualty; or

(c) Such other similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant;

provided that such Unforeseeable Financial Emergency is an “Unforeseeable Emergency” as such phrase is defined for purposes of Code Section 409A.  Whether a Participant has an Unforeseeable Financial Emergency shall be determined in the sole discretion of the Committee.

1.22 Other Definitions. In addition to the terms defined in this Section 1, other terms are defined when first used in later Sections of this Plan.

Section 2

Purpose and Administration

2.1 Purpose.  The Company has established the Plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Employers, The Plan is intended to be a top-hat plan described in Section 201(2) of ERISA.  The Company intends that the Plan (and each Trust under the Plan (as described in Subsection 6.1)) shall be treated as unfunded for tax purposes and for purposes of Title I of ERlSA.  An Employer’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Employer to make payments hereunder in the future.  A Participant (or the Participant’s beneficiary) shall be treated as a general unsecured creditor of the Employer.

2.2 Administration. The Plan shall be administered by the Committee.  The Committee shall have the powers, rights, and duties set forth in the Plan and shall have the power, in the Committee’s sole and absolute discretion, to determine all questions arising under the Plan, including the determination of the rights of all persons with respect to the Plan and to interpret the provisions of the Plan and remedy any ambiguities, inconsistencies, or omissions.  Any decisions of the Committee shall be final and binding on all persons with respect to the Plan and the benefits provided under the Plan.  The Committee may delegate the Committee’s authority under the Plan to one or more directors, officers, or key employees of the Company; provided, however, that (a) such delegation must be in writing, and (b) the officers or directors of the Company to whom the Committee is delegating authority must accept such delegation in writing.  If a Participant is serving as a member of the Committee, the Participant may not decide or determine any matter or question concerning such Participant’s benefits under the Plan that the Participant would not have the right to decide or determine if the Participant were not serving as a member of the Committee.

Section 3

Eligibility, Participation and Deferral Elections

3.1 Eligibility.  Participation in the Plan shall be limited to Employees (a) having the title of Chief Executive Officer, President, or Chief Financial Officer or Senior Vice President and (b) receiving total Compensation of at least $200,000 per Plan Year.  Participation in the Plan may be expanded to Employees having other titles or limited to Employees having certain titles by action of the Employer.  An Employee shall become a Participant in the Plan upon the execution and filing with the Committee of a written election to defer a portion of the Employee’s Compensation.  A Participant shall remain a Participant until the entire balance of the Participant’s Deferred Compensation Account has been distributed

3.2 Rules for Deferral Elections.  Any person identified in Subsection 3.1 may make a Deferral Election to defer receipt of Compensation he or she otherwise would be entitled to receive for a Plan Year in accordance with the rules set forth below:

(a) All Deferral Elections must be made in writing on the form prescribed by the Committee and will be effective only when filed with the Committee no later than the date specified by the Committee.  Except as set forth in Subsection 3.2(c), in no event may a Deferral Election be made later than the last day of the Plan Year preceding the Plan Year in which the amount being deferred would otherwise be made available to the Participant, provided that in the case of a Participant’s initial year of employment or association with an Employer, the Participant may make a Deferral Election with respect to compensation for services to be performed subsequent to such Deferral Election, provided such election is made no later than 30 days after the date the Participant first becomes eligible for the Plan.

(b) With respect to Plan Years following the Participant’s initial Plan Year of participation in the Plan, failure to complete a subsequent Deferral Election shall constitute a waiver of the Participant’s right to elect a different amount of Compensation to be deferred for each such Plan Year and shall be considered an affirmation and ratification to continue the Participant’s existing Deferral Election. However, a Participant may, prior to the beginning of any Plan Year, elect to increase or decrease the amount of Compensation to be deferred for the next following Plan Year by filing another Deferral Election with the Committee in accordance with paragraph (a) above.

(c) A Deferral Election in effect for a Plan Year may not be modified during the Plan Year, except that a Participant may terminate the Participant’s Deferral Election during a Plan Year in the event of an Unforeseeable Financial Emergency.

3.3 Amounts Deferred.  Commencing on the Effective Date, a Participant may elect to defer up to 100% of the Participant’s Compensation for a Plan Year.  The amount of Compensation deferred by a Participant shall be credited to the Participant’s Deferred Compensation Account as of the date coincident with or immediately following the date such Compensation would, but for the Participant’s Deferral Election, be payable to the Participant.

Section 4

Deferred Compensation Accounts

4.1 Deferred Compensation Accounts.  All amounts deferred pursuant to one or more Deferral Elections under the Plan shall be credited to a Participant’s Deferred Compensation Account and shall be adjusted under Subsection 4.2.

4.2 Deferral Account Adjustments and Investment Options.  The amounts in a Participant’s Deferred Compensation Account shall be adjusted to reflect earnings (or losses) in the Investment Options (as defined in Subsection 4.4) attributable to the Participant’s Deferred Compensation Account.  Earnings (or losses) on amounts in a Participant’s Deferred Compensation Account shall accrue commencing on the date the Deferred Compensation Account first has a positive balance and shall continue to accrue until the entire balance in the Participant’s Deferred Compensation Account has been distributed.  Earnings (or losses) shall be credited to a Participant’s Deferred Compensation Account based on the realized rate of return (net of any expenses and taxes paid from the Trust, if applicable) on the Investment Options attributable to the Participant’s Deferred Compensation Account.

4.3 Vesting.  A Participant shall be fully vested in the amounts in the Participant’s Deferred Compensation Account attributable to the Participant’s Deferral Elections.

4.4 Investment Options. The Company shall, from time to time and in its sole discretion, select one or more investment vehicles (“Investment Options”) to be made available as the measuring standards for crediting earnings or losses to each participant’s Deferred Compensation Account.  A Participant may select from such Investment Options in a manner established by the Company, the investment vehicle or vehicles to apply to his or her accounts and may change such selections, all in accordance with such rules as the Company may establish.  Notwithstanding the foregoing, the Committee may change the method for crediting earnings or losses to each participant’s accounts as described above by written notice to each Participant (including former Participants who then have a Deferred Compensation Account which would be affected by such change), which notice shall specify the new method for crediting earnings or losses to be used under this section, the effective date of such change (provided that any change shall only be applied prospectively), and the Deferred Compensation Accounts to which such new method shall apply.

Section 5

Payment of Benefits

5.1 Time and Method of Payment.  Payment of a Participant’s Deferred Compensation Account shall be made in a single lump sum payment as soon as practicable following the earliest to occur of:

(a)  the date or fixed schedule specified in writing by the Participant at the time of Participant’s initial Deferral Election under the Plan;

(b) the Participant ceasing to be employed by Employer (and ceasing to provide substantial services to Employer in any non-employee capacity);

(c) the Participant becoming Disabled;

(d) Participant’s death;

(e) a Change in Control of the Company (other than a Change in Control that does not constitute a change (i) in ownership or effective control of the Company or (ii) in the ownership of a substantial portion of the assets of the Company, in each case as defined in regulations or other official Treasury or IRS guidance issued under Section 409A(a)(2)(A)(vi) of the Code); or

(f) an Unforeseeable Financial Emergency with respect to the Participant;

provided, in each case, that the amount distributed as a result of an Unforeseeable Emergency shall not exceed that amount necessary to mitigate the severe financial hardship resulting from such Unforeseeable Emergency, plus the amount required to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which such hardship is or may be relieved by insurance or otherwise by liquidation of the Participant’s assets to the extent such liquidation would not itself cause a severe financial hardship to the Participant; and provided, further, that notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum.

5.2 Beneficiary.  In the event of a participant’s death, the Participant’s Deferred Compensation shall be paid to the Participant’s beneficiary as determined in accordance with this Subsection 5.2.  If a Participant is married on the date of the Participant’s death, the Participant’s beneficiary shall be the Participant’s spouse, unless the Participant names a beneficiary or beneficiaries (other than the Participant’s spouse) to receive the balance of the Participant’s Deferred Compensation Account in the event of the Participant’s death prior to the payment of the Participant’s entire Deferred Compensation Account.  To be effective, any beneficiary designation must be filed in writing with the Committee in accordance with rules and procedures adopted by the Committee for that purpose. A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Committee. The latest beneficiary designation received by the Committee shall be controlling. If no beneficiary is named by a Participant, or if the Participant survives all of the Participant’s named beneficiaries and does not designate another beneficiary, the Participant’s Deferred Compensation Account shall be paid in the following order of precedence:

(a) The Participant’s spouse;

(b) The Participant’s children (including adopted children) per stirpes; or

(c) The Participant’s estate.

5.3 Withholding of Taxes. In connection with the Plan, the Employers shall withhold any applicable Federal, state or local income tax and any employment taxes, including Social Security taxes, at such time and in such amounts as is necessary to comply with applicable laws and regulations.

Section 6

Miscellaneous

6.1 Use of Trusts.  Each Employer under the Plan may establish and maintain one or more trusts (individually, a “Trust”) to hold assets to be used for payment of benefits under the Plan.  The assets of the Trust with respect to benefits payable to the Participants employed by or associated with an Employer shall remain the assets of such Employer subject to the claims of its general creditors.  Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the applicable Employer and shall discharge such Employer from any further liability under the Plan for such payments

6.2 Rights. Establishment of the Plan shall not be construed to give any Employee the right to be retained by the Employers or to any benefits not specifically provided by the Plan.

6.3 Interests Not Transferable.  Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Subsection 5.2, no benefit payable at any time under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or any other encumbrance of any kind or to any attachment, garnishment, or other legal process of any kind.  Any attempt by a person (including a Participant or a Participant’s beneficiary) to anticipate, alienate, sell, transfer, assign, pledge, or otherwise encumber any benefits under the Plan, whether currently or thereafter payable, shall be void.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under the Plan, or if by any reason of such person’s bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in the Committee’s sole discretion, may terminate the interest in any such benefits of the person otherwise entitled thereto under the Plan and may hold or apply such benefits in such manner as the Committee may deem proper.

6.4 Forfeitures and Unclaimed Amounts.  Unclaimed amounts shall consist of the amounts in the Deferred Compensation Account of a Participant that cannot be distributed because of the Committee’s inability, after a reasonable search, to locate a Participant or the Participant’s beneficiary, as applicable, within a period of two years after the Distribution Date upon which the payment of benefits became due.  Unclaimed amounts shall be forfeited at the end of such two-year period.  These forfeitures will reduce the obligations of the Employers, if any, under the Plan.  After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to amounts in the Participant’s Deferred Compensation Account.

6.5 Controlling Law.  The law of the state California shall be controlling in all matters relating to the Plan to the extent not preempted by Federal law.

6.6 Number.  Words in the plural shall include the singular, and the singular shall include the plural.

6.7 Action by the Employers.  Except as otherwise specifically provided herein, any action required of or permitted to be taken by an Employer under the Plan shall be by resolution of its Board of Directors or by resolution of a duly authorized committee of its Board of Directors or by action of a person or persons authorized by resolution of such Board of Directors or such committee.

6.8 Offset for Obligations to Employer. If, at such time as a Participant or a Participant’s beneficiary becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to an Employer or a Subsidiary of the Employer, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owing it or an Subsidiary against the amount of benefits otherwise distributable hereunder.

6.9 No Fiduciary Relationship.  Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Employers or the Participants shall create, or be construed to create a fiduciary relationship between the Employer and the Participant, a designated beneficiary, other beneficiaries of the Participant, or any other person.

6.10 Notice.  Any notice required or permitted to be given under the provisions of the Plan shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Employers.  Notices to the Committee should be sent in care of the Company at the Company’s principal place of business.  The date of such mailing shall be deemed the date of notice. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner set forth above.

Section 7

Employer Participation

7.1 Adoption of Plan.  Any Subsidiary of the Company may, with the approval of the Company, adopt the Plan by filing with the Company a resolution of its Board of Directors to that effect.

7.2 Withdrawal from the Plan by Employer.  Any Employer shall have the right, at any time, upon the approval of, and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election so to withdraw, provided that (a) no Deferred Payment Account established and maintained under the Plan by such Employer shall be paid to a Participant except as permitted pursuant to Subsection 5.1 (which provision shall remain effective notwithstanding any Employer’s withdrawal from the Plan) and (b) all Deferred Payment Accounts established and maintained under the Plan by such Employer shall continue to constitute a general unsecured obligation of the Employer until paid in accordance with Subsection 5.1, and the other Employers shall have no obligation to any Participants and beneficiaries with respect to such amounts.

Section 8

Amendment and Termination

The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan; provided however, that (a) any amendment or termination of the Plan shall not reduce or eliminate any balance in a Participant’s Deferred Compensation Account accrued through the date of such amendment or termination and (b) no Deferred Payment Account established and maintained under the Plan shall be paid to a Participant except as permitted pursuant to Subsection 5.1 (which provision shall remain effective notwithstanding any amendment or termination of the Plan).

*           *           *           *           *

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers as of the 30th day of December 2008.

Physicians Formula Holdings, Inc. a Delaware corporation

By:	/s/ Joseph J. Jaeger
Chief Financial Officer